                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2)

[X]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

VIVUS, INC.
--------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:______________________________________________________

         (2)      Aggregate number of securities to which transaction applies:
                  ______________________________________________________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:_______________________________________________

         (4)      Proposed maximum aggregate value of transaction:______________

         (5)      Total fee paid:_______________________________________________

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:_______________________________________

         (2)      Form, Schedule or Registration Statement No.:_________________

         (3)      Filing Party:_________________________________________________

         (4)      Date Filed:___________________________________________________

                                  VIVUS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 21, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIVUS, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 21, 1998, at 10:00 a.m., local time, at the Company's principal executive offices which are located at 605 East Fairchild Drive, Mountain View, California 94043 for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     2. To confirm the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     These items of business are more fully described in the Proxy Statement accompanying this notice.

     Only stockholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                          By order of the Board of Directors

                                          Leland F. Wilson
                                          President and Chief Executive Officer

Mountain View, California
April 15, 1998

--------------------------------------------------------------------------------

   IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE
   AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                                  VIVUS, INC.
                            ------------------------

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of VIVUS, Inc., a Delaware corporation (the "Company" or "VIVUS"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices which are located at 605 East Fairchild Drive, Mountain View, California 94043. The Company's telephone number at that address is (650) 934-5200.

     These proxy solicitation materials were mailed on or about April 15, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

     Stockholders of record at the close of business on March 23, 1998 are entitled to notice of the Annual Meeting of its Stockholders and to vote at the meeting. At the record date, 33,721,293 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 648 stockholders.

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 1, 1998 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers serving in that capacity as of December 31, 1997, and (iv) all directors and executive officers as a group.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                 FIVE PERCENT STOCKHOLDERS,                   --------------------
              DIRECTORS AND EXECUTIVE OFFICERS                 NUMBER      PERCENT
              --------------------------------                ---------    -------
Leland F. Wilson(2).........................................  1,147,735     3.34%
Virgil A. Place, M.D.(3)....................................    973,350     2.89%
Richard L. Casey(4).........................................     63,373        *
Brian H. Dovey(5)...........................................     33,150        *
Elizabeth A. Fetter(6)......................................     14,250        *
Linda Jenckes(7)............................................     14,250        *
Joseph E. Smith.............................................         --       --
Neil Gesundheit, M.D.(8)....................................    166,088        *
William L. Smith, Ph.D.(9)..................................     37,825        *
David C. Yntema(10).........................................    195,901        *
All directors and executive officers as a group (10
  persons)(11)..............................................  2,645,922     7.61%

---------------

  *  Less than 1%

 (1) Applicable percentage ownership based on 33,721,293 shares of Common Stock as of March 1, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 1, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Includes 668,416 shares subject to options exercisable within 60 days of March 1, 1998.

 (3) Includes 947,425 shares held by Virgil A. Place Trust, Virgil A. Place, Trustee, 22,800 shares held by Dr. Place as Custodian for V. Aristophanes Kamehameha A.H. Place under the Hawaii Uniform Transfers to Minors Act, and 3,125 shares subject to options exercisable within 60 days of March 1, 1998.

 (4) Includes 46,673 shares held by Dean Witter Reynolds FBO Richard L. Casey, and 13,000 shares subject to options exercisable within 60 days of March 1, 1998. Also includes 3,700 shares owned by Mr. Casey's son and daughter who share Mr. Casey's household. Mr. Casey disclaims beneficial ownership of all shares held by his son/daughter for purposes of Section 16 or any other purpose.

 (5) Includes 33,150 shares subject to options exercisable within 60 days of March 1, 1998.

 (6) Includes 14,250 shares subject to options exercisable within 60 days of March 1, 1998.

 (7) Includes 14,250 shares subject to options exercisable within 60 days of March 1, 1998.

 (8) Includes 47,495 shares held by Neil Gesundheit & Eleanor G. Levin TR UA March 6, 1994 Levin Gesundheit Trust and 114,393 shares subject to options exercisable within 60 days of March 1, 1998. Also includes 4,200 shares owned by Mr. Gesundheit's children who share Mr. Gesundheit's household. Mr. Gesundheit disclaims beneficial ownership of all shares held by his children for purposes of Section 16 or any other purpose.

 (9) Includes 36,247 shares subject to options exercisable within 60 days of March 1, 1998.

(10) Includes 40,380 shares held by David Yntema under the David C. Yntema Trust Agreement dated 12/8/95 and 155,521 shares subject to options exercisable within 60 days of March 1, 1998.

(11) Includes 1,052,352 shares subject to options exercisable within 60 days of March 1, 1998, held by the Company's directors and executive officers as a group.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Each share of Common Stock outstanding on the record date is entitled to one vote.

     The cost of soliciting proxies will be borne by the Company. The Company may retain the services of Georgeson & Company, Inc. to solicit proxies, for which the Company estimates that it would pay a fee not to exceed $5,000. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

QUORUM; REQUIRED VOTE

     A majority of the shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. A plurality of the Votes Cast at the Annual Meeting is required for the election of directors. In the other proposals, the affirmative vote of the majority of the Votes Cast is required for approval. "Votes Cast" means the shares present in person or represented by proxy at the Annual Meeting.

     Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker "non-vote" are entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting.

     Abstentions are treated as shares that are Votes Cast, but not as an affirmative vote on any matter submitted to the stockholders for a vote. Thus, abstentions are included in the tabulation of the voting results on the election of directors and proposals requiring an affirmative vote of a majority of the Votes Cast and, therefore, have the effect of votes in opposition.

     Broker non-votes, however, are not treated as shares that are present. Thus, broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring a majority of the Votes Cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for the confirmation of the appointment of the designated independent public accountants and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be included in the Company's proxy materials for the 1999 annual meeting of stockholders, stockholder proposals must be received by the Secretary of the Company no later than December 31, 1998, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible.

     The nominees, and certain information about them as of March 1, 1998, are set forth below.

                                                                         DIRECTOR
    NAME OF NOMINEE       AGE                  POSITION                   SINCE
    ---------------       ---   ---------------------------------------  --------
Virgil A. Place, M.D      73    Chairman of the Board and Chief            1991
                                Scientific Officer
Leland F. Wilson          53    President and Chief Executive Officer      1991
Richard L. Casey(1)       51    Director                                   1992
Brian H. Dovey(2)(3)      57    Director                                   1991
Elizabeth A. Fetter(1)    38    Director                                   1996
Linda Jenckes(2)          50    Director                                   1996
Joseph E. Smith(1)(3)     58    Director                                   1997

---------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

(3) Member of Nominating Committee

     All directors hold office until the next Annual Meeting of Stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board. There are no family relationships between any of the directors or executive officers of the Company.

     VIRGIL A. PLACE, M.D. is the founder of VIVUS and has been its Chief Scientific Officer and Chairman of the Board since the Company was formed in April 1991. Before joining VIVUS, Dr. Place worked at ALZA Corporation ("Alza") from 1969 to 1993. At Alza, Dr. Place was Principal Scientist and held a variety of executive positions including Vice President of Medical and Regulatory Affairs. In addition, Dr. Place served nine years on the Alza Board of Directors. He received a B.A. in Chemistry from Indiana University and an M.D. from Johns Hopkins University. He is Board Certified in Internal Medicine, with specialty training at Mayo Clinic.

     LELAND F. WILSON has been President and a director of VIVUS since April 1991 and Chief Executive Officer since November 1991. Prior to joining VIVUS, Mr. Wilson was Vice President of Marketing and Corporate Development of Genelabs Technologies, Inc. from 1989 to 1991. Mr. Wilson was Group Product Director, later promoted to Director of Marketing at LifeScan, a Johnson & Johnson company, from 1986 to 1989. From 1973 to 1986, Mr. Wilson served in several research, marketing and sales positions for Syntex Research and Syntex Laboratories, Inc. Mr. Wilson received a B.S. and an M.S. from Pennsylvania State University.

     RICHARD L. CASEY has been a director of VIVUS since March 1992. Since 1987, Mr. Casey has been Chairman and Chief Executive Officer of Scios Inc., a biotechnology company. Prior to joining Scios Inc., Mr. Casey was Executive Vice President of Alza and President of Alza Pharmaceuticals Division. Mr. Casey is a director of Guilford Pharmaceuticals, Inc. and Karo Bio AB. He received a B.S. in Chemistry and an M.B.A. from Stanford University.

     BRIAN H. DOVEY has been a director of VIVUS since November 1991. Mr. Dovey has been a general partner of Domain Associates, a venture capital firm, since 1988. Mr. Dovey is a director of NABI, Inc., Creative BioMolecules, Inc., Connetics Corp., Geron Corporation and Trimeris, Inc. He received a B.A. from Colgate University and an M.B.A. from Harvard Business School.

     ELIZABETH A. FETTER has been a director of VIVUS since May 1996. Ms. Fetter has been President of Industry Markets at Pacific Bell since 1995. Previously she held various positions at Pacific Bell since 1991, which included Vice President of Industry Market, Vice President Marketing Services, Area Vice President, Executive Director Financial Strategy & Strategic Planning. She received a B.A. from Pennsylvania State University and a M.S. from Carnegie-Mellon University.

     LINDA JENCKES has been a director of VIVUS since October 1996. Ms. Jenckes has been President of Linda Jenckes and Associates, a consulting firm since February 1995. From January 1982 to January 1995 she was Senior Vice President of Health Insurance Association of America. She received a B.A. from Arizona State University.

     JOSEPH E. SMITH has been a director of VIVUS since June 1997. Mr. Smith served as Corporate Vice President with Warner-Lambert Company from March 1989 until he retired in September 1997. His responsibilities at Warner-Lambert included President of Pharmaceuticals and President of Shaving Products. Mr. Smith is a director of Boren, Lepore, Inc., a company that provides promotional, marketing and educational services to the pharmaceutical industry, Penederm, Inc., a pharmaceutical company and Sensus Corp., a privately-held biotechnology company. Mr. Smith earned his MBA degree from the Wharton School of the University of Pennsylvania.

REQUIRED VOTE

     The seven nominees receiving the highest number of the affirmative votes of the Votes Cast will be elected as directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

     The Board held eight meetings and acted by unanimous written consent twice during fiscal 1997. The Compensation Committee held six meetings and acted by unanimous written consent four times during fiscal 1997. The Audit Committee held four meetings during fiscal 1997. All directors attended at least 75% of the meetings of the Board and Committees of which they were members during fiscal 1997.

     The Board has a Compensation Committee (consisting of directors Casey, Fetter and Smith) that makes recommendations concerning salaries and incentive compensation for employees of the Company, an Audit Committee (consisting of directors Dovey and Jenckes) that reviews the results and scope of the audit and other services provided by the Company's independent auditors, and a Nominating Committee (consisting of directors Dovey and Smith) that makes recommendations on membership and composition of the Board.

     The directors are reimbursed for travel and related expenses incurred by them in attending meetings. Directors who are not employees of the Company ("Outside Directors") will be paid an annual retainer of $10,000 and a fee of $1,000 for attending each board meeting.

     The Company's 1994 Director Option Plan provides that each new Outside Director that joins the Board will automatically be granted an option at fair market value to purchase 32,000 shares of Common Stock upon the date on which such person first becomes an Outside Director. These options vest at a rate of 25% per year following the date of grant so long as the optionee remains a director of the Company. It also provides for the grant of options to Outside Directors pursuant to a nondiscretionary, automatic grant mechanism, whereby each Outside Director is granted an option at fair market value to purchase 8,000 shares on the date of each Annual Meeting of Stockholders, provided such director is reelected. These shares vest at the rate of 12.5% per month following the date of grant so long as the optionee remains a director of the Company.

EXECUTIVE OFFICERS

     The executive officers of the Company and certain information about them as of March 1, 1998 are listed below:

               NAME                  AGE                POSITION
               ----                  ---                --------
Virgil A. Place, M.D...............  73    Chairman of the Board and Chief
                                           Scientific Officer
Leland F. Wilson...................  53    President, Chief Executive Officer
                                           and Director
Paul C. Doherty, Ph.D..............  48    Vice President, Research
Julian S. Gangolli.................  40    Vice President, Sales and Marketing
Neil Gesundheit, M.D...............  45    Vice President, Clinical Affairs
Carol D. Karp......................  45    Vice President, Regulatory Affairs
Michael I. Levitt..................  47    Vice President, Operations
Terry M. Nida......................  49    Vice President, Europe
John P. Richard....................  40    Vice President, Corporate
                                           Development
William L. Smith, Ph.D.............  57    Vice President, Research and
                                           Development
David C. Yntema....................  53    Vice President, Finance and Chief
                                           Financial Officer

     Mr. Wilson's and Dr. Place's backgrounds are summarized previously under "Election of Directors".

     PAUL C. DOHERTY, PH.D. has been Vice President, Research of VIVUS since September 1996. From February 1994 to September 1996, Dr. Doherty was Vice President, Research and Development. Prior to joining VIVUS, he was Senior Scientist working in erectile dysfunction research for Lilly Research Laboratories, Eli Lilly and Company from 1990 to 1994. He was Assistant Professor, Department of Anatomy at Northeastern Ohio University College of Medicine from 1984 to 1990. He received a B.S. in Biology from Boston College, a Ph.D. in Anatomy from the University of Texas Health Science Center and has completed postgraduate work in Behavioral Endocrinology at the Massachusetts Institute of Technology.

     JULIAN S. GANGOLLI has been Vice President, Sales and Marketing since October 1996. Mr. Gangolli previously served as Senior Director, Marketing from October 1994 to October 1996. Prior to joining VIVUS, he was Group Product Director, Product Planning Division at Syntex Laboratories, Inc. from October 1991 to October 1994. He held various other positions at Syntex, including International Marketing, Market Planning Division, Syntex Laboratories, Inc. from 1990-1991, Group Product Manager, Syntex Pharmaceuticals, Ltd., Maidenhead Berkshire, England. He received his B.S., Applied Chemistry (Honors) from Kingston University, Kingston, Surrey, England.

     NEIL GESUNDHEIT, M.D., M.P.H. has been Vice President, Clinical Affairs for VIVUS since September 1997. From January 1994 to September 1997, Dr. Gesundheit was Vice President, Clinical and Regulatory Affairs. Prior to joining VIVUS, Dr. Gesundheit was Associate Director of Clinical Research (Endocrinology) at Genentech, Inc. from 1989 to 1993. He received an A.B. from Harvard University, an M.P.H. from the University of California at Berkeley, and an M.D. from the University of California at San Francisco. Dr. Gesundheit is Board Certified in Internal Medicine and in the subspecialty of Endocrinology and Metabolism.

     CAROL D. KARP has been Vice President, Regulatory Affairs for VIVUS since September 1997. Prior to joining VIVUS, Ms. Karp served as Executive Director, Regulatory Affairs for Cygnus, Inc. from June 1994 to August 1997. From February 1993 to August 1994, Ms. Karp served as Director, Regulatory Affairs for Cygnus Therapeutic Systems. She received a B.A. in Biology from the University of Rochester and has completed postgraduate studies in Biochemistry at New York University.

     MICHAEL I. LEVITT has been Vice President, Operations for VIVUS since December 1997. Prior to joining VIVUS, Mr. Levitt served as Vice President, Operations for Collagen Corp. from July 1994 to

December 1997. From July 1992 to July 1994, Mr. Levitt served as Director, Operations for Eli Lilly and Company. He received a B.S. in Pharmacy from the University of Buffalo.

     TERRY M. NIDA has been Vice President, Europe for VIVUS since November 1995 and effective March 28, 1996 was appointed an executive officer. Prior to joining VIVUS, Mr. Nida was Vice President for Carrington Laboratories, with responsibility for all sales, marketing and business development activities. Mr. Nida was Senior Director, Worldwide Sales, Marketing and Business Development for Centocor, Inc. from 1993 to 1994, and Director of Sales and Marketing in Europe for Centocor, Inc. from 1990 to 1993. He received a B.A. in English and Masters in Administration of Justice from Wichita State University.

     JOHN P. RICHARD has been Vice President, Corporate Development for VIVUS since March 1997. Prior to joining VIVUS, Mr. Richard served as Senior Vice President, Business Development for Genome Therapeutics Corp. He received a B.S. in Industrial Engineering from Stanford University and an M.B.A. in Market Finance from Harvard University Graduate School of Business.

     WILLIAM L. SMITH, Ph.D. has been Vice President, Research and Development since September 1996. Prior to joining VIVUS, Dr. Smith served as Vice President, Operations for Chiron Technologies, from 1995 to September 1996. He was Vice President, Program Management teams at Syntex Research from 1993-1995. He held various other positions at Syntex Research, including Vice President, Director of Drug Evaluation Project teams from 1992-1993, Director, Drug Evaluation Programs 1991-1992, Director, Systemic Pharmacology from 1990-1991 and Department Head, Gastrointestinal Pharmacology from 1988-1990. He received his B.S., Biology from Lynchburg College and his Ph.D., Pharmacology from Medical College of Virginia.

     DAVID C. YNTEMA has been Vice President, Finance and Chief Financial Officer for VIVUS since May 1994. Prior to joining VIVUS, he served as Chief Financial Officer of EO, Inc., a hand-held personal computer company, from 1993 to 1994, MasPar Computer Corporation, a supercomputer company, from 1990 to 1993, and System Industries, Inc., a storage sub-system company, from 1988 to 1990. He received a B.A. from Hope College and an M.B.A. from the University of Michigan and is a Certified Public Accountant.

CERTAIN TRANSACTIONS AND REPORTS

     The Company's founding scientist, Chairman of the Board and Chief Scientific Officer, Virgil A. Place, M.D., invented the Company's transurethral system for erection (MUSE) while serving as Alza's Executive Director of Medical and Regulatory Affairs. Dr. Place formed VIVUS in April 1991 to further develop the MUSE technology. In August 1991, Dr. Place entered into a letter agreement with Alza covering the MUSE technology. This was superseded by an assignment agreement between Alza and the Company that was executed on December 31, 1993. The assignment agreement provides for the assignment by Alza of patent applications related to the MUSE technology. In consideration of the rights granted to the Company under the assignment agreement, the Company issued shares of Common Stock to Alza and is required to pay certain royalties on the sale of any products for the transurethral treatment of erectile dysfunction. To maintain exclusive rights beyond December 31, 1998, the Company issued an additional 200,000 shares of Common Stock to Alza in May 1996.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board including a majority of the independent and disinterested outside directors on the Board.

FILING OF REPORTS BY DIRECTORS AND OFFICERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file certain reports of ownership with the SEC and with the National Association of Securities Dealers. Such officers, directors and stockholders are also required by SEC rules to provide the Company with copies of all Section 16(a) forms that they file. Based solely on its review of copies of such forms received by the

Company, or on written representations from certain reporting persons, the Company believes that, during the period from January 1, 1997 to December 31, 1997, its executive officers, directors and ten percent stockholders filed all required Section 16(a) reports on a timely basis, with the exception of Neil Gesundheit, M.D. who failed to timely file two Forms 4.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table sets forth the compensation paid by the Company during the fiscal years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer and its four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                      ANNUAL           ------------
                                                   COMPENSATION         SECURITIES     ALL OTHER
                                    FISCAL    ----------------------    UNDERLYING    COMPENSATION
   NAME AND PRINCIPAL POSITION       YEAR     SALARY($)    BONUS($)    OPTIONS (#)       ($)(1)
   ---------------------------      ------    ----------   ---------   ------------   ------------
Leland F. Wilson..................   1997      310,000          --       100,000         7,607
  President and Chief                1996      282,983          --       105,000         5,540
  Executive Officer                  1995      252,945          --        60,000         7,128
Neil Gesundheit, M.D..............   1997      209,777          --        35,000         9,662
  Vice President, Clinical           1996      192,352          --        45,000         7,210
                                     1995      168,710          --        30,000         6,898
Virgil A. Place, M.D..............   1997      221,537          --            --         8,810
  Chief Scientific Officer           1996      214,778          --            --         5,863
                                     1995      206,090          --            --         5,717
William L. Smith, Ph.D............   1997      225,500          --        35,000         6,589
  Vice President, Research           1996       55,722      80,000        60,000         1,594
  and Development                    1995           --          --            --            --
David C. Yntema...................   1997      184,774          --        35,000         4,587
  Vice President, Finance and        1996      176,749          --        38,000         3,574
  Chief Financial Officer            1995      158,393          --        16,500         3,691

---------------
(1) Includes premium payments for term life and health insurance.

(2) As of January 1, 1998, the annual base salaries of Messrs. Wilson, Gesundheit, Place, Smith and Yntema were increased to $350,000, $224,461, $231,000, $243,540 and $200,000 respectively.

     Employment Agreements. There are no employment agreements between the Company and any of its executive officers, except that Leland F. Wilson and Paul
C. Doherty, Ph.D., Vice President, Research, are entitled to severance pay of four and three month's salary, respectively, in the event of termination of employment without cause.

STOCK OPTION INFORMATION

     Option Grants in Last Fiscal Year. The following table sets forth certain information for the year ended December 31, 1997, with respect to each grant of stock options to the individuals named in the Summary Compensation Table:

                             OPTION GRANTS IN 1997

                                                                                            POTENTIAL
                                                                                        REALIZABLE VALUE
                                            INDIVIDUAL GRANTS                              AT ASSUMED
                          ------------------------------------------------------         ANNUAL RATES OF
                                         % OF TOTAL                                        STOCK PRICE
                          NUMBER OF       OPTIONS                                       APPRECIATION FOR
                          UNDERLYING     GRANTED TO      EXERCISE                        OPTION TERM(4)
                           OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION   ---------------------------
          NAME            GRANTED(1)   FISCAL YEAR(2)   SHARE($)(3)      DATE           5%            10%
          ----            ----------   --------------   -----------   ----------   ------------   ------------
Leland F. Wilson........   100,000          8.2%          21.625       12/08/07    1,359,984.63   3,446,468.07
Neil Gesundheit, M.D....    35,000          2.9%          21.625       12/08/07      475,994.62   1,206,263.82
Virgil A. Place, M.D....        --           --               --             --              --             --
William L. Smith,
  Ph.D..................    35,000          2.9%          21.625       12/08/07      475,994.62   1,206,263.82
David C. Yntema.........    35,000          2.9%          21.625       12/08/07      475,994.62   1,206,263.82

---------------

(1) The stock options granted in 1997 are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48 of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2) Based on an aggregate of 1,218,122 options granted in 1997, including options granted to the individuals named in the Summary Compensation Table above.

(3) Options are granted at an exercise price equal to the closing market per share price on the date of grant.

(4) In accordance with the rules of the SEC, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table sets forth certain information concerning the stock options exercised by the executive officers named in the Summary Compensation Table during the year ended December 31, 1997 and the value of unexercised stock options held by such individuals at the end of the year.

          AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                          NUMBER OF       VALUE               OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES        REALIZED        DECEMBER 31, 1997 (#)        DECEMBER 31, 1997 ($)(1)
                         ACQUIRED ON       UPON       ---------------------------   ----------------------------
         NAME             EXERCISE     EXERCISE($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----            -----------   ------------   -----------   -------------   ------------   -------------
Leland F. Wilson.......    91,336      2,029,714.26     620,082        314,584      3,682,814.46    337,536.87
Neil Gesundheit, M.D...    26,000        567,500.00     108,769        110,417        569,033.25     92,656.25
Virgil A. Place, M.D...        --                --     143,748          6,252        988,267.50     42,982.50
William L. Smith,
  Ph.D.................    10,000         60,000.00      26,250        118,750                --            --
David C. Yntema........    95,000      2,047,499.50     129,771        111,229        369,349.25    110,150.75

---------------

(1) Based upon a fair market value of $10.625 per share as of December 31, 1997 less the exercise price per share.

                         COMPENSATION COMMITTEE REPORT

     The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

GENERAL

     Since VIVUS' initial public offering in April 1994, the Compensation Committee (the "Committee") of the Board has administered the Company's management compensation policies and plans. The Committee is a standing committee comprised of outside Directors. The Committee determines the annual base salary for each executive officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. The Committee also exercises the authority to grant options under the Company's 1991 Incentive Stock Plan and other equity incentive plans.

COMPENSATION VEHICLES

     In fiscal 1997 the Company's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company. The hiring and compensation of key employees in fiscal 1997 focused on commercialization of VIVUS' technology through continued clinical development, progression through the regulatory process, scale-up of manufacturing, market expansion and research and development of new pharmacologic agents. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, the Company's compensation packages have included salaries competitive with comparable positions in the market and significant stock option grants.

     Cash Compensation. Before determining the compensation with respect to executive officers, the Committee's policy is to review base salaries proposed by the CEO and evaluate each executive officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries, the Committee's policy is to focus primarily on the officers' contributions towards the Company's success in moving toward its long-term goals during the fiscal year and the quality of the services rendered by the officers. In recommending the CEO's fiscal 1998 base salary, the Committee used the same criteria it applies to other officers. The Committee recognized a number of achievements by the Company in fiscal 1997 including (i) product revenues of $129 million ranking the Company's product as one of the top 35 most successful first year pharmaceutical products, (ii) net income of $36.6 million and (iii) regulatory marketing clearance by the Medicines Control Agency to market the Company's product in the United Kingdom. The Board or the Committee may award cash bonuses for exceptional contributions to the Company's success. Cash bonuses earned in fiscal 1997 were paid in February 1998.

     Stock Option Program. The Committee grants options as an incentive to employees who are expected to contribute materially to the Company's future success. The Committee believes stock options encourage the achievement of superior results over time and align employee and stockholder interests. The option program incorporates four-year vesting periods to encourage employees to continue in the Company's employ. In fiscal 1997, the Company continued its policy of granting stock options to all new employees, and granted additional stock options to employees who had made exceptional contributions to the Company's development.

     The Committee approved initial stock option grants for all officers in connection with commencement of the officer's employment. These stock option grants were based primarily on the scope of the officer's responsibilities at VIVUS, the cash compensation that the officer had received in his prior employment and the cash compensation proposed to be paid by the Company. With the Board's approval, additional options were granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits the tax deduction to $1 million for compensation paid to its five most highly compensated executive officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside directors as defined in the Code, and VIVUS's Committee meets this requirement. Another requirement is that compensation over $1 million must be based upon Company attainment of pre-established, objective performance goals. VIVUS believes that all compensation paid to its five most highly compensated executive officers in fiscal 1997 is fully deductible. The Committee's present intention is to comply with the requirements of Section 162(m) unless and until the Committee determines that compliance would not be in the best interest of VIVUS and its stockholders.

SUMMARY

     The Committee believes that the Company's compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Company's compensation policy will evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through technological leadership and development and expansion of the market for the Company's products.

                                          Respectfully submitted,

                                          Richard L. Casey
                                          Elizabeth A. Fetter
                                          Joseph E. Smith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Committee also administers various incentive compensation and benefit plans. In fiscal year 1997, the Committee consisted of directors Casey (Chairman), Fetter and Hutt. Director Hutt resigned from the Board (and, hence, the Committee) effective as of May 22, 1997. In June 1997, Joseph E. Smith became a director and a member of the committee. Thus, subsequent to that date, directors Casey, Fetter and Smith comprised the Committee. Mr. Wilson, who is President and Chief Executive Officer of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Wilson is excluded from discussions regarding his own salary and incentive compensation.

CORPORATE PERFORMANCE GRAPH

     The following graph shows a comparison of total stockholder return for holders of the Company's Common Stock from April 7, 1994, the date of the Company's initial public offering, through December 31, 1997 compared with The Nasdaq Stock Market and Nasdaq Pharmaceutical Stocks. This graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of medical technology stocks like VIVUS are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the performance of other medical technology stocks.

 COMPARISON OF TOTAL RETURNS OF VIVUS, INC., THE NASDAQ STOCK MARKET AND NASDAQ
                             PHARMACEUTICAL STOCKS

                                                                                 NASDAQ
                                                                             PHARMACEUTICAL
        MEASUREMENT PERIOD                              THE NASDAQ STOCK     STOCKS - U.S. &
      (FISCAL YEAR COVERED)           'VIVUS, INC.'       MARKET - U.S.          FOREIGN
4/7/94                                      100                 100                 100
4/29/94                                  103.39               97.13               95.95
5/31/94                                   94.92               97.36               94.65
6/30/94                                   94.92              118.43               87.26
7/29/94                                   93.22               95.73                89.9
8/31/94                                   93.22              101.83               99.65
9/30/94                                   88.14              101.57               98.28
10/31/94                                  89.83              103.57               94.92
11/30/94                                  89.83              100.13               95.34
12/30/94                                 103.39              100.41               92.25
1/31/95                                   89.83              100.97               97.36
2/28/95                                  101.69              106.31              101.03
3/31/95                                  116.95              109.47               99.59
4/28/95                                   88.14              112.91              102.39
5/31/95                                   77.15              115.83              103.68
6/30/95                                  101.69              125.21              115.83
7/31/95                                  103.39              134.42               125.8
8/31/95                                  162.71              137.14              140.68
9/29/95                                  139.86              140.29              144.72
10/31/95                                 137.29              139.49               139.3
11/30/95                                 176.27              142.77              146.29
12/29/95                                 211.86              142.01              168.76
1/31/96                                  191.12              142.71              183.51
2/29/96                                  170.37              148.14              179.97
3/29/96                                  201.69              148.63              175.58
4/30/96                                  208.47              160.96              184.65
5/31/96                                  200.88              168.35               190.9
6/28/96                                  222.03              160.76              170.56
7/31/96                                  247.46              146.44              152.05
8/30/96                                  237.29              154.65              163.06
9/30/96                                  257.63              166.48              174.46
10/31/96                                 227.12              164.64              166.58
11/29/96                                 232.41              174.82              164.21
12/31/96                                 245.76              174.66              169.25
1/31/97                                  413.56              187.07              183.48
2/28/97                                  374.58              176.73              184.66
3/31/97                                  271.19              165.19              160.73
4/30/97                                  250.43              170.36              151.21
5/30/97                                  277.13              189.67              173.99
6/30/97                                  322.89              195.47              173.51
7/31/97                                  405.15              216.11              178.47
8/29/97                                  362.71              215.78              176.35
9/30/97                                  508.47              228.54              194.66
10/31/97                                 357.63              216.66              184.71
11/28/97                                 303.39              217.73              179.05
12/31/97                                 144.07              214.33               174.9

                                 PROPOSAL TWO:

                         CONFIRMATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

PROPOSAL

     The Board has selected Arthur Andersen LLP to audit the consolidated financial statements of the Company for the year ending December 31, 1998 and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE; RECOMMENDATION OF THE BOARD OF DIRECTORS

     Confirmation of the appointment of Arthur Andersen LLP as the Company's independent public accountants requires the affirmative vote of a majority of the Votes Cast.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

     It is important that your stock be represented at the meeting, regardless of he number of shares that you hold. You are, therefore, urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

PROXY                                                                      PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                  VIVUS, INC.
              1998 ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

  The undersigned stockholder of VIVUS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated April 15, 1998, and the 1997 Annual Report to Stockholders and hereby appoints Leland F. Wilson and David C. Yntema, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of VIVUS, INC. to be held on May 21, 1998, at 10:00 a.m., local time, at the Company's principal executive offices which are located at 605 East Fairchild Drive, Mountain View, California 94043, and at any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

  THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



                                  VIVUS, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]

[                                                                       ]

1. Election of Directors:                                                                        For All
   If you wish to withhold authority to vote for any individual nominee,      For     Withheld    Except
   strike a line through that nominee's name in the list below:               [ ]       [ ]        [ ]
   Virgil A. Place, M.D., Leland F. Wilson, Richard L. Casey, Brian H.
   Dovey, Elizabeth A. Fetter, Linda Jenckes and Joseph E. Smith

2. Proposal to ratify the appointment of Arthur Andersen LLP as the           For     Against    Abstain
   Independent Public Accountants of the Company for fiscal 1997:             [ ]       [ ]        [ ]

3. To transact such other business, in their discretion, as may properly      For     Against    Abstain
   come before the Meeting or any adjournments thereof.                       [ ]       [ ]        [ ]

Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.



                                          Dated:                          , 1998
                                                 -------------------------


                                          --------------------------------------
                                                       Signature


                                          --------------------------------------
                                                       Signature

[This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.]